Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
ULTA BEAUTY, INC.
As Amended through June 9, 2026

Article 1

The name of the Corporation is Ulta Beauty, Inc.

Article 2

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

Article 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article 4
(a)Authorized Shares. The total number of shares of capital stock which the Corporation has the authority to issue is 470,000,000 shares, consisting of:
(i)400,000,000 shares of common stock, par value $.01 per share (the “Common Stock”); and
(ii)70,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

Notwithstanding the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Corporation’s stock entitled to vote, voting together as a single class.

(b)Preferred Stock. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.

4916-5475-8345.1

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)the number of shares constituting such series and the distinctive designation of that series;
(ii)the dividend rate, if any, on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(iii)whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(iv)whether such series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;
(v)whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(vi)whether such series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;
(vii)the rights of the shares of such series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(viii)any other powers, preferences, rights, qualifications, limitations, and restrictions of such series.
(c)Common Stock. Except as otherwise provided in this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) or by applicable law, the voting, dividend and liquidation rights of the holders of Common Stock are as follows:
(i)Voting Rights.  Each record holder of Common Stock shall be entitled at any annual or special meeting of stockholders, with respect to each share of Common Stock held by such holder as of the applicable record date, to one (1) vote per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.  There shall be no cumulative voting.
(ii)Dividends and Distributions.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)Liquidation Rights.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock in proportion to the number of shares held by them.
(iv)Preemptive Rights.  The holders of Common Stock shall have no preemptive right to subscribe for any shares of any class or series of capital stock of the Corporation whether now or hereafter authorized.
Article 5

The Corporation is to have perpetual existence.

Article 6

At the time this Certificate of Incorporation becomes effective, the Board of Directors of the Corporation shall consist of three (3) directors, but may be increased or decreased from time to time by resolution adopted by the affirmative vote of a majority of directors then in office; provided that the number of directors which shall constitute the whole Board of Directors shall be not less than three (3).  The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, until the Corporation’s annual meeting of stockholders to be held in 2025.  Class I directors shall be elected at the annual meeting of stockholders to be held in 2023 for a one-year term, and they and any successors shall stand for re-election at the annual meeting of stockholders to be held in 2024; Class II directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2024; Class III directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2025.  At each annual meeting of the stockholders commencing with the annual meeting of stockholders to be held in 2025, each director shall be elected for a one-year term.  So long as the Board of Directors is classified, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, and if the number of directors is changed, any increase or decrease shall be apportioned among the classes, for such period as they may continue to exist, so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Article 7

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

Article 8

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Article 9

No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation and stockholders may not take any action by written consent in lieu of a meeting.

Article 10

Special meetings of the stockholders of the Corporation, for any purpose or purposes, may only be called at any time by a majority of the entire Board of Directors or by either the Chairman or the President of the Corporation.

Article 11

The Corporation shall be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the provisions contained in Section 203 shall apply to fullest extent permitted thereunder.

Article 12

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, modification or repeal. For purposes of this ARTICLE TWELVE, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Article 13

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, and advance expenses to any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in the By-Laws (as the same may provide from time to time), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or a part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the By-Laws, in any written agreement with the Corporation, or in the specific case by the Board of Directors; provided, however, that if a claim for indemnification (following the final disposition of an action, suit or proceeding) or advancement of expenses is not paid in full within thirty (30) days after a written demand therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  Nothing contained in this ARTICLE THIRTEEN shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the By-Laws, any written agreement with the Corporation or otherwise.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE THIRTEEN with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.  Any amendment, modification or repeal of this ARTICLE THIRTEEN shall not adversely affect any right or protection of a Covered Person existing at the time of, or increase the liability of any Covered Person with respect to any acts or omissions of such Covered Person occurring prior to, such amendment, modification or repeal.

Article 14

The Corporation reserves the right to amend, alter, change, waive or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights, preferences and privileges conferred on stockholders, directors, officers, employees, agents and other persons in this Certificate of Incorporation, if any, are granted subject to this reservation.  Unless otherwise provided in the DGCL, any provision of this Certificate of Incorporation may be amended by the vote of the holders of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors (and where a separate vote by class is required by the DGCL, the vote of the holders of a majority of the votes entitled to be cast by the holders of all the then outstanding shares of such class of stock then entitled to vote generally in the election of directors).

Article 15

Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising under any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine. In addition, unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a claim or cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE FIFTEEN.

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